Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ron Zollars, San Diego	Connie Custer, McLean
	858/826-7896	703/676-6533
	zollarsr@saic.com	custerc@saic.com

SAIC’S STOCKHOLDERS APPROVE MERGER AND

RELATED PROPOSALS AT SPECIAL MEETING

(SAN DIEGO and MCLEAN, VA) September 27, 2006 — Science Applications International Corporation (SAIC) announced today that the proposed merger agreement and two new stock-based compensation plans were approved at a special meeting of its stockholders.

“We are pleased that our stockholders have overwhelmingly voted to support the merger and related transactions,” said Ken C. Dahlberg, SAIC chairman and chief executive officer. “This approval by our stockholders will now permit us to pursue the other parts of the contemplated capital restructuring.”

Under the terms of the merger agreement, SAIC would become a wholly-owned subsidiary of a newly-formed company, SAIC, Inc., and the SAIC stockholders will be entitled to receive shares of class A preferred stock of SAIC, Inc. for their shares of common stock of SAIC. The merger agreement was adopted and approved by holders of more than 86 percent of the voting power of the shares represented in person or by proxy at the meeting.

SAIC’s stockholders also approved the proposed 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan. The 2006 Equity Incentive Plan, which provides for the grant of options and other types of awards, as well as cash awards, was approved by more than 87 percent of the voting power of the shares represented in person or by proxy at the meeting. The 2006 Employee Stock Purchase Plan, which would allow eligible employees to purchase shares of class A preferred stock or common

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stock of SAIC, Inc. at a discount through payroll deductions, was approved by more than 91 percent of the voting power represented in person or by proxy at the meeting. The effectiveness of both these plans is conditioned on the completion of the merger transaction.

SAIC is the largest employee-owned research and engineering company in the United States, with more than 43,000 employees in over 150 cities worldwide. For the fiscal year ended January 31, 2006, the company reported annual revenues of $7.8 billion. SAIC engineers and scientists solve complex technical problems in national security, homeland security, energy, the environment, space, telecommunications, health care, and logistics. SAIC: FROM SCIENCE TO SOLUTIONS™

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Statements in this announcement constitute forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the proposed merger and the related stock-based compensation plans. Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2006, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.